Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-200556) of The Habit Restaurants, Inc. of our report dated March 11, 2015, relating to the consolidated financial statements of The Habit Restaurants, Inc. appearing in this Annual Report (Form 10-K) for the year ended December 30, 2014.

/s/ Moss Adams LLP

Los Angeles, California

March 11, 2015